Exhibit 10.1
April 7, 2009
Donald G. Campbell
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
     Re:     Employment Agreement
Dear Don:
     I refer to your employment agreement with The TJX Companies, Inc. (the “Company”) dated as of June 6, 2008 (your “Employment Agreement”). In accordance with your Employment Agreement and as approved by the Executive Compensation Committee (the “ECC”), you are currently providing services to the Company on a reduced-time basis. You have today requested and received the consent of the ECC to modify your employment relationship with the Company on the following terms:
     (a) Effective April 7, 2009 (the “Separation Date”) you hereby resign from all offices and other positions, including as a member of fiduciary and other committees, with the Company, the Company’s subsidiaries, the Company’s benefit plans and trusts and The TJX Foundation, except your employment as an executive advisor to the Company pursuant to your Employment Agreement as amended and supplemented by the terms of this letter.
     (b) You will be treated for purposes of each of the Company’s employee benefit plans as having separated from the service (as defined for purposes of Section 409A of the Internal Revenue Code) of the Company effective as of the Separation Date. You will nevertheless continue as an employee of the Company following your separation from service until either you or the Company notifies the other on 30 days’ advance notice that your employment with the Company is terminated, at which point you will be deemed to have retired with the consent of the ECC.
     (c) During the term of your employment following the Separation Date (the “Limited Employment Period”), you will provide only such limited non-officer services (which in no event shall be at a level that is inconsistent with your having separated from service) as the Company may reasonably request, will be paid for those services on a per diem basis at a rate that is mutually agreed between you and the Company, and will receive no additional compensation and no fringe benefits, including upon your ultimate retirement, except as specified in Exhibit A or except as the Company and you may otherwise agree in writing.
     (d) Except as modified by the foregoing, the terms of your Employment Agreement will continue in force.

     If the foregoing is acceptable to you, please so indicate by signing the enclosed copy of this letter agreement in the space indicated below and returning the same to Greg Flores, whereupon this letter agreement shall take effect as of the date hereof as an agreement under seal.

THE TJX COMPANIES, INC.
By:	/s/ Jeffrey G. Naylor

Accepted and agreed:
/s/ Donald G. Campbell
Donald G. Campbell